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                          SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, DC 20549

                                    _________________


                                       FORM 8-K

                                    CURRENT REPORT


        Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)   January 31, 1997



                               EZ COMMUNICATIONS, INC.
                (Exact name of registrant as specified in its charter)


          Virginia                       0-16265          54-0829355
     (State or other jurisdiction of    (Commission    (I.R.S. Employer
     incorporation or organization)      File Number)   Identification No.)

         10800 Main Street
         Fairfax, Virginia                       22030
  (Address of principal executive offices)     (Zip code)


                                    (703) 591-1000
                 (Registrant's telephone number, including area code)


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Item 4.  Changes in Registrant's Certifying Accountant.

    In August 1996, the Company entered into a merger agreement (as amended in September 1996) with American Radio Systems Corporation ("American") pursuant to which the Company will either be merged with and into a subsidiary of American or the Company will be merged directly with and into American with American continuing as the surviving entity. Pursuant to the merger agreement, each outstanding share of the Company's Common Stock will be converted into (i) $11.75 in cash and (ii) 0.9 shares of American's Class A Common Stock. On January 31, 1997, as a result of the pending merger, the Company's Board of Directors dismissed Ernst & Young LLP and engaged the firm of Deloitte & Touche LLP, American's independent auditors, as its independent auditors. Prior to the change, the firm of Ernst & Young LLP had been the Company's independent auditors. Ernst & Young did not resign, nor did they decline to stand for reelection. The independent auditors' report on the financial statements for the nine months ended December 31, 1993 and the years ended December 31, 1994 and 1995, respectively, did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles, except that during the nine months ended December 31, 1993, the Company changed its method of accounting for income taxes. There was no disagreement(s) with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any "reportable events" as defined in Item 304(a)(i)(v) of Regulation S-K during the years ended December 31, 1995 and 1994 and the subsequent period from December 31, 1995 through January 31, 1997.


Item 7.  Financial Statements and Exhibits

    (c)   Exhibits

Exhibit
Number                            Exhibit Title

1   --   Letter regarding change of certifying accountants.


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                                      SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 31, 1997              EZ COMMUNICATIONS, INC.



                                       By:     Ronald H. Peele, Jr.
                                          ------------------------------
                                             Ronald H. Peele, Jr.
                                             Chief Financial Officer and
                                             Chief Accounting Officer